Contact: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202 Noonan Russo Matt Haines 212-845-4235	Exhibit 99.1

FOR IMMEDIATE RELEASE
BARRIER THERAPEUTICS ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS
Product Revenue Reflects Vusion™ Launch Momentum
Xolegel™ Being Shipped to the Trade
      Princeton, NJ, October 31, 2006 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced its financial results for the third quarter ended September 30, 2006.
Financial Highlights:
•	Total revenue for the quarter was $2.1 million, an increase of $1.5 million as compared to the same period in 2005. Net product revenues of $2.0 million represent an increase of $1.8 million over the same period in 2005. Current quarter revenues are comprised of sales of Vusion in the U.S., Solagé® in the U.S. and Canada, and VANIQA® in Canada.

•	Net loss was $12.7 million, or $0.50 per share compared to a net loss of $12.1 million, or $0.50 per share, for the same period in 2005. Results for the current quarter included $926,000 in stock compensation expense related to FAS 123(R).

•	Cash, cash equivalents and marketable securities as of September 30, 2006 were $70.5 million, which includes $24.0 million in net cash proceeds from our September 2006 public offering. Net cash usage was $11.4 million for the quarter.
“We delivered a solid performance for the quarter and are encouraged by the positive revenue results which are attributable to our Vusion sales in the U.S.,” commented Geert Cauwenbergh, Ph.D., Chief Executive Officer. “We have initiated shipments to the trade of Xolegel, our topical gel for the treatment of seborrheic dermatitis, and look forward to our second new product launch this year. At the same time, we have made significant progress with our major clinical development programs including our Phase 3 trial with Hyphanox™ in toe nail onychomycosis, and our Phase 2b trials with oral Rambazole™ in psoriasis and Azoline in tinea versicolor.”
Third Quarter Financial Results
For the quarter ended September 30, 2006, the Company reported a net loss of $12.7 million, or $0.50 per share, as compared to a net loss of $12.1 million for the third quarter of 2005, which represented a loss per share of $0.50.
Total revenue for the quarter was $2.1 million, an increase of $1.5 million as compared to the same period in 2005. Net product revenues increased $1.8 million from the same period in 2005 due primarily to the sales of Vusion, which was approved in February 2006, as well as increased sales from our other commercial products in both the U.S. and Canada. Total grant and contract revenue decreased $318,000 as compared to the same period last year.

Total cost of product revenues, including cost of finished goods, distribution expenses, and amortization expense was $351,000 for the quarter as compared to $163,000 for the same period in 2005. This increase of $188,000 was a result of higher product sales volume.
Research and development expenses for the quarter ended September 30, 2006 totaled $6.3 million, a decrease of $1.4 million as compared to the same period in 2005. Project spending decreased by $1.2 million in comparison to 2005 primarily due to the absence of expenses related to clinical trials and the NDA filing for Xolegel, which was approved in July 2006. Internal research and development expenses of $2.2 million for the period were relatively flat compared to the same period of the prior year. Included in these expenses for the current quarter was $277,000 of stock compensation expense under FAS 123(R). We anticipate that research and development expenses will increase as we further advance our Hyphanox, Rambazole and Azoline product candidates through clinical development.
Selling, general and administrative expenses for the quarter ended September 30, 2006 totaled $8.9 million, an increase of $3.2 million from the prior year. This includes $2.2 million in increased costs for our sales organization, and increases in brand marketing and market research expenses related to the launch of Vusion and Xolegel. Included in these expenses for the current quarter was $649,000 of stock compensation expense under FAS 123(R).
At September 30, 2006, the Company had $70.5 million in cash, cash equivalents and marketable securities, as compared to $78.1 million as of December 31, 2005.
Recent Operational Highlights:
•	Xolegel (ketoconazole, USP) Gel, 2%, has been shipped to the major wholesalers. Xolegel is a waterless gel formulation containing 2.0% of the antifungal agent ketoconazole developed as a once-daily application for the topical treatment of seborrheic dermatitis in immunocompetent adults and children twelve years of age and older. Xolegel is Barrier’s second product approved by the FDA during 2006.

•	A public offering of 4.82 million shares of Barrier Therapeutics common stock was completed in September, raising approximately $25.3 million in gross proceeds, before deducting approximately $1.3 million of estimated fees and expenses associated with the offering.

•	Patient enrollment has begun for the Phase 3 trial with our Hyphanox™ product candidate for the treatment of toenail onychomycosis. The trial is expected to include approximately 1,200 patients and compares Hyphanox to currently marketed itraconazole capsules and to placebo.
Conference Call & Webcast Information
Barrier’s senior management will host a conference call on October 31, 2006 at 4:30 p.m. Eastern Time to review the third quarter 2006 financial results and provide a company update. Interested investors can listen to the call live over the Internet on the investor relations section of the Company’s website located at www.barriertherapeutics.com or by dialing 1-888-868-9083 (U.S.) or 1-973-935-8512 (International) and using conference ID code: 8035730. An archived version of the webcast will be available on the company website or by dialing the replay numbers 1-877-519-4471 (U.S.) or 1-973-341-3080 (International) and using conference ID code: 8035730.
About Barrier Therapeutics
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of pharmaceutical products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel™ (ketoconazole, USP) Gel, 2%, Vusion™ (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution. Barrier has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including acne, psoriasis, onychomycosis and other fungal infections such as tinea versicolor. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. For more information, please visit the company’s web site at http://www.barriertherapeutics.com
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s potential to increase revenues, the commercial prospects for Xolegel, the future development of Hyphanox, Rambazole and Azoline, and the potential enrollment for our Phase 3 clinical trial for Hyphanox. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Quarter Report on Form 10-Q for the quarterly period ended June 30, 2006 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.
In addition, please note that success in earlier clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete.

Barrier Therapeutics, Inc.
Consolidated Statements of Operations
(All amounts in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Net product revenues	$1,963	$155	$3,383	$460
Other revenues	153	471	286	1,291

Total Revenues	2,116	626	3,669	1,751
Costs and expenses:
Cost of product revenues	351	163	1,050	348
Research and development	6,274	7,626	16,449	24,417
Selling, general and administrative	8,884	5,648	26,408	14,100

Total costs and expenses	15,509	13,437	43,907	38,865

Loss from operations	(13,393)	(12,811)	(40,238)	(37,114)
Interest income, net	735	761	2,236	2,098

Net loss before cumulative effect of change in accounting principle	(12,658)	(12,050)	(38,002)	(35,016)
Cumulative effect of change in accounting principle	—	—	57	—

Net loss	$(12,658)	$(12,050)	$(37,945)	$(35,016)

Basic and diluted net loss per share before and after change in accounting principle	$(0.50)	$(0.50)	$(1.55)	$(1.49)
Weighted average shares outstanding — basic and diluted
	25,097,056	23,962,649	24,437,535	23,536,482
Certain amounts have been reclassified to conform to the current period.

Barrier Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	September 30, 2006	December 31, 2005
Assets
Current Assets:
Cash, cash equivalents and marketable securities	$70,480	$78,120
Receivables	441	593
Interest receivable	281	755
Finished goods inventories	833	380
Prepaid expenses and other current assets	2,414	1,227

Total current assets	74,449	81,075
Property and equipment, net	984	1,055
Other assets	2,624	2,831

Total assets	$78,057	$84,961

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,514	$7,256
Deferred revenue	480	637
Other current liabilities	338	397

Total current liabilities	11,332	8,290
Notes payable: long-term portion	169	405
Stockholders’ equity	66,556	76,266

Total liabilities and stockholders’ equity	$78,057	$84,961